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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                SCHEDULE 13E-3/A
                       RULE 13e-3 TRANSACTION STATEMENT
      (PURSUANT TO SECTION 13(e) OF THE SECURITIES EXCHANGE ACT OF 1934)

                                AMENDMENT NO. 2

                            STREAMLOGIC CORPORATION
                               (NAME OF ISSUER)
                     (NAME OF PERSON(S) FILING STATEMENT)

                               -----------------

           6% CONVERTIBLE SUBORDINATED DEBENTURES DUE MARCH 15, 2012
                        (TITLE OF CLASS OF SECURITIES)

                               -----------------

                                 863238-AA-9
                     (CUSIP NUMBER OF CLASS OF SECURITIES)

                               -----------------

                              BARBARA V. SCHERER
                            CHIEF FINANCIAL OFFICER
                             21329 NORDHOFF STREET
                         CHATSWORTH, CALIFORNIA  91311
                                (818) 701-8400
 (NAME, ADDRESS AND TELEPHONE NUMBER OF PERSONS AUTHORIZED TO RECEIVE NOTICES
          AND COMMUNICATIONS ON BEHALF OF PERSON(S) FILING STATEMENT)


                                   COPY TO:

                           BRIAN G. CARTWRIGHT, ESQ.
                               LATHAM & WATKINS
                       633 WEST FIFTH STREET, SUITE 4000
                      LOS ANGELES, CALIFORNIA  90071-2007
                                (213) 891-7941

This statement is filed in connection with (check the appropriate box):

a. [_] The filing of solicitation materials or an information statement subject to Regulation 14A, Regulation 14C or Rule 13e-3(c) under the Securities Exchange Act of 1934.
b. [_] The filing of a registration statement under the Securities Act of 1933.
c. [X] A tender offer.
d. [_] None of the above.

Check the following box if soliciting material or information statement referred to in checking box (a) are preliminary copies: [_]

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                               PAGE 1 OF 4 PAGES
                            EXHIBIT INDEX ON PAGE 4
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ITEM 17.        MATERIAL TO BE FILED AS EXHIBITS.

    (a)         Not applicable.
    (b)         Not applicable.
    (c)(1)* Letter Agreement dated as of June 14, 1996 between the Company and Loomis Sayles & Co., L.P.
    (c)(2)* Letter Agreement dated September 13, 1996 between the Company and Loomis Sayles & Co., L.P.
    (c)(3)* Letter Agreement dated October 3, 1996 between the Company and Loomis Sayles & Co., L.P.
    (d)(1)*     Offer to Exchange dated October 7, 1996.
    (d)(2)*     Letter of Transmittal.
    (d)(3)*     Notice of Guaranteed Delivery.
    (d)(4)* Letter from the Company to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.
    (d)(5)* Letter to Clients for use by Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.
    (d)(6)*     Letter from the Company to 6% Debenture Holders.
    (d)(7)*     Text of Press Releases dated June 17, 1996, September 16,
                1996 and October 6, 1996.
    (d)(8)* Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9.
    (d)(9)* Schedule 13E-4 of the Company dated October 7, 1996 (without exhibits).
    (d)(10)*    Supplement to Offer to Exchange dated November 6, 1996.
    (d)(11)* Supplemental letter from the Company to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.
    (d)(12)     Text of Press Release dated November 13, 1996.
    (d)(13)     Text of Press Release dated November 15, 1996.
    (e)         Not applicable.
    (f)         Not applicable.

    * Previously filed

                                       2

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                                   SIGNATURE

    After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: November 15, 1996


                                           StreamLogic Corporation



                                           By  /s/ Barbara V. Scherer
                                              ----------------------------------
                                           Name:  Barbara V. Scherer
                                           Title: Chief Financial Officer

                                       3
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                                 EXHIBIT INDEX


                                                                                    SEQUENTIALLY
EXHIBIT                                                                               NUMBERED
NUMBER                                 DESCRIPTION                                      PAGE
-------                                -----------                                  ------------
(d)(12)     Text of Press Release dated November 13, 1996.
(d)(13)     Text of Press Release dated November 15, 1996


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